Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES SECOND QUARTER 2014 EARNINGS

Clayton, MO, July 24, 2014 - Olin Corporation (NYSE: OLN) announced today that its second quarter 2014 income from continuing operations was $36.6 million, or $0.46 per diluted share, which compares to $43.7 million, or $0.54 per diluted share in the second quarter of 2013. Sales in the second quarter of 2014 were $570.4 million compared to $652.2 million in the second quarter of 2013.

Second quarter 2014 results included pretax restructuring charges of $2.3 million and a pretax gain for a contract matter of $1.0 million. Second quarter of 2014 net income included after tax income from discontinued operations of $0.7 million, or $0.01 per diluted share. This after tax gain reflected the favorable resolution of certain indemnity obligations related to our Metals business sold in 2007. Second quarter 2014 net income was $37.3 million, or $0.47 per diluted share.

Joseph D. Rupp, Chairman and Chief Executive Officer said, “The high level of commercial demand that was experienced by Winchester in 2013 continued in the second quarter of 2014, and Winchester generated the second highest level of second quarter sales and segment earnings in its history. We continue to see strong commercial demand in our system, especially for pistol and rimfire ammunition. During the second quarter of 2014, the Chlor Alkali business experienced lower chlorine and caustic soda shipments and prices compared to the second quarter of 2013. Second quarter 2014 ECU netbacks declined compared to the second quarter of 2013 reflecting both lower chlorine and caustic soda prices. Second quarter 2014 Chemical Distribution shipments declined compared to the second quarter of 2013. Second quarter 2014 adjusted EBITDA was $99.1 million.

“Third quarter 2014 net income is forecast to be in the $0.30 to $0.35 per diluted share range, which includes approximately $9.5 million of pretax expense for the call premium and unamortized deferred debt issuance costs related to the $150 million 8.875% Senior Notes due in 2019 that we intend to redeem in the third quarter. We anticipate interest expense savings of approximately $10 million during the first year after the redemption of these notes. Chlor Alkali third quarter 2014 earnings are expected to decline compared to the third quarter of 2013 due to lower ECU netbacks, partially offset by lower costs. Last year’s Chlor Alkali third quarter earnings included an $11.0 million favorable contract settlement. Third quarter 2014 Chemical Distribution earnings are expected to improve from the second quarter of 2014, but be lower than the third quarter of 2013. Earnings in the Winchester segment are expected to decline from the record third quarter 2013 levels, however are forecast to reflect strong seasonal demand. Third quarter 2014 corporate and other expenses are forecast to be higher compared to the third quarter of 2013. Third quarter 2013 corporate and other expenses included a pretax recovery of $11.4 million of legacy legal costs. Third quarter 2014 earnings are also expected to include pretax restructuring charges of $1.5 million. As a result of the weaker than expected chlorine and caustic soda demand and pricing, we have revised our full year adjusted EBITDA forecast to the $350 million to $400 million range.”

SEGMENT REPORTING

We define segment earnings as income (loss) from continuing operations before interest expense, interest income, other operating (expense) income, other income (expense) and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali Products sales for the second quarter of 2014 were $338.5 million compared to $367.0 million in the second quarter of 2013. Second quarter 2014 chlorine and caustic soda volumes decreased 3% compared to the second quarter 2013 levels, and ECU netbacks declined approximately 11% in the second quarter of 2014 compared to the second quarter of 2013. Second quarter 2014 bleach volumes increased 5% compared to the second quarter of 2013, and hydrochloric acid volumes increased 32% during the second quarter of 2014 compared to the second quarter of 2013. Second quarter 2014 Chlor Alkali segment earnings of $40.8 million decreased compared to the $50.2 million earned in the second quarter of 2013, due to lower chlorine and caustic soda volumes, lower ECU netbacks, and lower hydrochloric acid prices, partially offset by the higher volumes of bleach and hydrochloric acid and lower costs.

CHEMICAL DISTRIBUTION

Chemical Distribution sales in the second quarter of 2014 were $75.6 million compared to $113.4 million in the second quarter of 2013. The year-over-year decline in Chemical Distribution sales reflects the combination of lower caustic soda volumes and selling prices. Chemical Distribution had breakeven segment earnings in the second quarter of 2014 compared to segment earnings of $2.2 million in the second quarter of 2013. Chemical Distribution second quarter of 2014 and 2013 results both included depreciation and amortization expense of $3.9 million.

WINCHESTER

Winchester second quarter 2014 sales were $181.0 million compared to $198.1 million in the second quarter of 2013. The second quarter 2014 commercial sales declined compared to the second quarter 2013, mainly due to a lower level of demand for shotshell and rifle ammunition. Winchester’s second quarter 2014 segment earnings were $33.1 million compared to $37.1 million in the second quarter of 2013. The decrease in segment earnings reflects the impact of lower shipments, partially offset by improved pricing, and lower manufacturing and other costs.

CORPORATE AND OTHER COSTS

Pension income included in the second quarter 2014 Corporate and Other segment was $7.5 million compared to $6.4 million in the second quarter of 2013.

Second quarter 2014 charges to income for environmental investigatory and remedial activities were $1.2 million compared to $2.4 million in the second quarter of 2013. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the second quarter of 2014 decreased $5.4 million compared to the second quarter of 2013, primarily due to lower legal and legal-related settlement costs, lower non-income tax expense and lower stock-based compensation expense, including mark-to-market adjustments.

CASH / DEBT

The cash balance at June 30, 2014, including restricted cash, was $248.2 million. During the first half of 2014, working capital increased $92.6 million reflecting normal seasonal capital growth in the Winchester and Chlor Alkali businesses. During the first half of 2013, working capital increased $65.5 million.

On June 24, 2014, we provided notice of our intent to redeem our $150 million 8.875% Senior Notes on August 15, 2014, which would have matured on August 15, 2019. We anticipate interest expense savings of approximately $10 million during the first year after the redemption of these notes. The premium payment associated with this call will be $6.7 million in the third quarter of 2014. During the second quarter of 2014, we also entered into a new five-year senior revolving credit facility of $265 million, which replaced our previous $265 million senior revolving credit facility, and a $150 million delayed-draw term loan facility that will be used to refinance our $150 million 8.875% Senior Notes.

SHARE REPURCHASE

During the second quarter of 2014, approximately 0.55 million shares of common stock were repurchased at a cost of $15.0 million. As of June 30, 2014, there were approximately 7.5 million shares available to be repurchased under the 8 million, three-year share repurchase program authorized by the Board of Directors on April 24, 2014.

DIVIDEND

Today, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on September 10, 2014 to shareholders of record at the close of business on August 11, 2014. This is the 351st consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s second quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Friday, July 25th. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman and Chief Executive Officer; John E. Fischer, Olin’s President and Chief Operating Officer; John L. McIntosh, Olin’s Senior Vice President, Chemicals; Todd A. Slater, Olin’s Vice President and Chief Financial Officer; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations. Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com. Listeners should log on to the website 15 minutes prior to the call. The call will also be audio archived on the Olin website for future replay beginning at 12:00 P.M. Eastern Time. A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester. Chlor Alkali Products, with nine U. S. manufacturing facilities and one Canadian manufacturing facility, produces chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. Chemical Distribution manufactures bleach products and distributes caustic soda, bleach products, potassium hydroxide and hydrochloric acid. Winchester, with its principal manufacturing facilities in East Alton, IL and Oxford, MS, produces and distributes sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	the failure or an interruption of our information technology systems;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.
2014-11

Olin Corporation
Consolidated Statements of Income(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2014	2013	2014	2013
Sales	$570.4	$652.2	$1,147.8	1,282.2
Operating Expenses:
Cost of Goods Sold	463.6	531.1	939.0	1,035.5
Selling and Administration	42.0	48.7	85.7	97.8
Restructuring Charges(b)	2.3	0.2	3.3	2.5
Other Operating Income(c)	0.9	1.5	0.8	1.7
Operating Income	63.4	73.7	120.6	148.1
Earnings of Non-consolidated Affiliates	0.5	0.8	0.9	1.4
Interest Expense(d)	9.6	9.7	19.3	18.8
Interest Income	0.4	0.1	0.7	0.2
Other Income (Expense)(e)	0.1	(2.2)	0.1	(4.4)
Income from Continuing Operations before Taxes	54.8	62.7	103.0	126.5
Income Tax Provision	18.2	19.0	36.9	42.3
Income from Continuing Operations	36.6	43.7	66.1	84.2
Income from Discontinued Operations, Net(f)	0.7	$—	0.7	—
Net Income	$37.3	$43.7	66.8	84.2
Net Income Per Common Share:
Basic Income per Common Share:
Income from Continuing Operations	$0.46	$0.54	0.84	1.05
Income from Discontinued Operations, Net	0.01	—	0.01	—
Net Income	$0.47	$0.54	0.85	1.05
Diluted Income per Common Share:
Income from Continuing Operations	$0.46	$0.54	0.82	1.04
Income from Discontinued Operations, Net	0.01	$—	0.01	—
Net Income	$0.47	$0.54	0.83	1.04
Dividends Per Common Share	$0.20	$0.20	0.40	0.40
Average Common Shares Outstanding - Basic	78.8	80.2	79.0	80.2
Average Common Shares Outstanding - Diluted	80.0	81.2	80.2	81.2

(a)	Unaudited.

(b)
Restructuring charges for the three and six months ended June 30, 2014 and 2013 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)
Other operating income for the three and six months ended June 30, 2014 included a gain of $1.0 million for the resolution of a contract matter. Other operating income for the three and six months ended June 30, 2013 included a gain of $1.5 million on the sale of two former manufacturing sites.

(d)
Interest expense was reduced by capitalized interest of $0.1 million and $0.2 million for the three months ended June 30, 2014 and 2013, respectively, and $0.1 million and $1.0 million for the six months ended June 30, 2014 and 2013, respectively.

(e)
Other income (expense) included $2.3 million of expense for our earn out liability from the SunBelt acquisition for the three months ended June 30, 2013 and $4.5 million for the six months ended June 30, 2013.

(f)
Income from discontinued operations, net for the three and six months ended June 30, 2014 included a $0.7 million after tax gain for the favorable resolution of certain indemnity obligations related to our Metals business sold in 2007.

Olin Corporation
Segment Information(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Sales:
Chlor Alkali Products	$338.5	$367.0	$666.8	$715.9
Chemical Distribution	75.6	113.4	144.8	223.8
Winchester	181.0	198.1	381.6	386.1
Intersegment Sales Elimination(b)	(24.7)	(26.3)	(45.4)	(43.6)
Total Sales	$570.4	$652.2	$1,147.8	$1,282.2
Income (Loss) from Continuing Operations before Taxes:
Chlor Alkali Products(c)	$40.8	$50.2	$75.1	$108.7
Chemical Distribution	—	2.2	(0.8)	6.3
Winchester	33.1	37.1	71.4	68.4
Corporate/Other:
Pension Income(d)	7.5	6.4	15.4	12.7
Environmental Expense	(1.2)	(2.4)	(4.7)	(4.2)
Other Corporate and Unallocated Costs	(14.9)	(20.3)	(32.4)	(41.6)
Restructuring Charges(e)	(2.3)	(0.2)	(3.3)	(2.5)
Other Operating Income(f)	0.9	1.5	0.8	1.7
Interest Expense(g)	(9.6)	(9.7)	(19.3)	(18.8)
Interest Income	0.4	0.1	0.7	0.2
Other Income (Expense)(h)	0.1	(2.2)	0.1	(4.4)
Income from Continuing Operations before Taxes	$54.8	$62.7	$103.0	$126.5

(a)	Unaudited.

(b)
Intersegment sales elimination represents the sale of caustic soda, bleach, potassium hydroxide, and hydrochloric acid between Chemical Distribution and Chlor Alkali Products, at prices that approximate market.

(c)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $0.5 million and $0.8 million for the three months ended June 30, 2014 and 2013, respectively, and $0.9 million and $1.4 million for the six months ended June 30, 2014 and 2013, respectively. During October 2013, we sold our equity interest in a bleach joint venture.

(d)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(e)
Restructuring charges for the three and six months ended June 30, 2014 and 2013 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(f)
Other operating income for the three and six months ended June 30, 2014 included a gain of $1.0 million for the resolution of a contract matter. Other operating income for the three and six months ended June 30, 2013 included a gain of $1.5 million on the sale of two former manufacturing sites.

(g)
Interest expense was reduced by capitalized interest of $0.1 million and $0.2 million for the three months ended June 30, 2014 and 2013, respectively, and $0.1 million and $1.0 million for the six months ended June 30, 2014 and 2013, respectively.

(h)
Other income (expense) included $2.3 million of expense for our earn out liability from the SunBelt acquisition for the three months ended June 30, 2013 and $4.5 million for the six months ended June 30, 2013.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2014	2013	2013
Assets:
Cash & Cash Equivalents	$245.6	$307.8	$141.6
Accounts Receivable, Net	341.2	280.1	370.0
Income Taxes Receivable	9.2	1.9	10.6
Inventories	220.9	186.5	204.8
Current Deferred Income Taxes	48.3	50.4	53.6
Other Current Assets	13.8	13.2	13.3
Total Current Assets	879.0	839.9	793.9
Property, Plant and Equipment (Less Accumulated Depreciation of $1,316.4, $1,259.1 and $1,220.2)	951.3	987.8	1,013.5
Prepaid Pension Costs	1.7	1.7	2.1
Restricted Cash	2.6	4.2	6.6
Deferred Income Taxes	8.9	9.0	8.8
Other Assets	200.1	213.1	214.5
Goodwill	747.1	747.1	747.1
Total Assets	$2,790.7	$2,802.8	$2,786.5
Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$12.6	$12.6	$12.2
Accounts Payable	186.8	148.7	189.7
Income Taxes Payable	0.4	1.7	3.5
Accrued Liabilities	194.5	244.5	231.6
Total Current Liabilities	394.3	407.5	437.0
Long-Term Debt	676.6	678.4	689.1
Accrued Pension Liability	87.9	115.4	137.0
Deferred Income Taxes	130.9	117.6	118.7
Other Liabilities	377.2	382.8	359.7
Total Liabilities	1,666.9	1,701.7	1,741.5
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares: Issued and Outstanding 78.6 Shares (79.4 and 80.0 in 2013)	78.6	79.4	80.0
Additional Paid-In Capital	818.5	838.8	852.0
Accumulated Other Comprehensive Loss	(356.4)	(365.1)	(372.5)
Retained Earnings	583.1	548.0	485.5
Total Shareholders' Equity	1,123.8	1,101.1	1,045.0
Total Liabilities and Shareholders' Equity	$2,790.7	$2,802.8	$2,786.5

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(In millions)	2014	2013
Operating Activities:
Net Income	$66.8	$84.2
Earnings of Non-consolidated Affiliates	(0.9)	(1.4)
Gains on Disposition of Property, Plant and Equipment	(0.6)	(1.5)
Stock-Based Compensation	2.4	4.1
Depreciation and Amortization	69.4	67.1
Deferred Income Taxes	10.5	15.7
Qualified Pension Plan Contributions	(0.4)	(0.5)
Qualified Pension Plan Income	(14.3)	(12.1)
Changes in:
Receivables	(61.1)	(71.0)
Income Taxes Receivable/Payable	(8.6)	(6.5)
Inventories	(34.4)	(9.7)
Other Current Assets	3.3	(0.6)
Accounts Payable and Accrued Liabilities	8.2	22.3
Other Assets	2.0	2.2
Other Noncurrent Liabilities	(5.1)	(0.7)
Other Operating Activities	0.2	0.2
Net Operating Activities	37.4	91.8
Investing Activities:
Capital Expenditures	(32.5)	(54.6)
Proceeds from Disposition of Property, Plant and Equipment	1.8	4.0
Distributions from Affiliated Companies, Net	—	0.1
Restricted Cash Activity	1.6	5.3
Other Investing Activities	1.0	(2.2)
Net Investing Activities	(28.1)	(47.4)
Financing Activities:
Long-Term Debt Repayments	(0.2)	(11.4)
Earn Out Payment – SunBelt	(14.8)	(17.1)
Common Stock Repurchased and Retired	(29.7)	(14.7)
Stock Options Exercised	5.4	6.2
Excess Tax Benefits from Stock-Based Compensation	0.7	1.1
Dividends Paid	(31.7)	(32.1)
Deferred Debt Issuance Costs	(1.2)	—
Net Financing Activities	(71.5)	(68.0)
Net Decrease in Cash and Cash Equivalents	(62.2)	(23.6)
Cash and Cash Equivalents, Beginning of Year	307.8	165.2
Cash and Cash Equivalents, End of Period	$245.6	$141.6

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is income from continuing operations plus an add-back for depreciation and amortization, interest expense (income), and income tax expense less a deduction for other income (expense). Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Reconciliation of Income from Continuing Operations to Adjusted EBITDA:
Income from Continuing Operations	$36.6	$43.7	$66.1	$84.2
Add Back:
Interest Expense	9.6	9.7	19.3	18.8
Interest Income	(0.4)	(0.1)	(0.7)	(0.2)
Income Tax Expense	18.2	19.0	36.9	42.3
Depreciation and Amortization	35.2	34.2	69.4	67.1
EBITDA	99.2	106.5	191.0	212.2
Deduct:
Other Income (Expense)(b)	0.1	(2.2)	0.1	(4.4)
Adjusted EBITDA	$99.1	$108.7	$190.9	$216.6

(a)	Unaudited.

(b)
Other income (expense) included $2.3 million of expense for our earn out liability from the SunBelt acquisition for the three months ended June 30, 2013 and $4.5 million for the six months ended June 30, 2013.